                                                                     Exhibit 2.2

                ________________________________________________


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                          PROSPERITY BANCSHARES, INC.,

                                PROSPERITY BANK

                                      AND

                              THE FIRST STATE BANK



                           DATED AS OF APRIL 26, 2002


                ________________________________________________


                               TABLE OF CONTENTS

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I.   THE MERGERS.................................................................................    1
     Section 1.1.   Initial Merger...............................................................    1
     Section 1.2.   Articles of Association, Bylaws and Facilities of First Surviving Bank.......    2
     Section 1.3.   Effect of Initial Merger.....................................................    2
     Section 1.4.   Liabilities of the First Surviving Bank......................................    2
     Section 1.5.   Final Merger.................................................................    3
     Section 1.6.   Articles of Association, Bylaws and Facilities of Continuing Bank............    3
     Section 1.7.   Effect of Final Merger.......................................................    3
     Section 1.8.   Liabilities of Continuing Bank...............................................    3
     Section 1.9.   Merger Consideration.........................................................    4
     Section 1.10.  Dissenting Shares............................................................    4
     Section 1.11.  Exchange of Shares...........................................................    4
     Section 1.12.  Ratification by Shareholders.................................................    5

II.  REPRESENTATIONS AND WARRANTIES OF STATE BANK................................................    5
     Section 2.1.   Organization.................................................................    6
     Section 2.2.   Capitalization...............................................................    6
     Section 2.3.   Approvals; Authority.........................................................    6
     Section 2.4.   Investments..................................................................    7
     Section 2.5.   Financial Statements.........................................................    7
     Section 2.6.   Loan Portfolio...............................................................    7
     Section 2.7.   Certain Loans and Related Matters............................................    8
     Section 2.8.   Real Property Owned or Leased................................................    8
     Section 2.9.   Personal Property............................................................    9
     Section 2.10.  Environmental Laws...........................................................    9
     Section 2.11.  Litigation and Other Proceedings.............................................   10
     Section 2.12.  Taxes........................................................................   11
     Section 2.13.  Contracts and Commitments....................................................   11
     Section 2.14.  Insurance....................................................................   13
     Section 2.15.  No Conflict With Other Instruments...........................................   13
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                                       i

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                               TABLE OF CONTENTS
                                  (continued)

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     Section 2.16.  Laws and Regulatory Filings..................................................   13
     Section 2.17.  Absence of Certain Changes...................................................   13
     Section 2.18.  Employment Relations.........................................................   14
     Section 2.19.  Employee Benefit Plans.......................................................   14
     Section 2.20.  Deferred Compensation Arrangements...........................................   15
     Section 2.21.  Brokers and Finders..........................................................   15
     Section 2.22.  Absence of Property Taxes and Liens..........................................   15
     Section 2.23.  Derivative Contracts.........................................................   16
     Section 2.24.  Deposits.....................................................................   16
     Section 2.25.  Accounting Controls..........................................................   16
     Section 2.26.  Community Reinvestment Act...................................................   16
     Section 2.27.  Securities Laws..............................................................   16
     Section 2.28.  Shareholders' List...........................................................   16

III. REPRESENTATIONS AND WARRANTIES OF BANCSHARES AND PROSPERITY.................................   17
     Section 3.1.   Organization.................................................................   17
     Section 3.2.   Approvals; Authority.........................................................   17
     Section 3.3.   No Conflict With Other Instruments...........................................   17
     Section 3.4.   Litigation and Other Proceedings.............................................   18
     Section 3.5.   Ability to Pay Merger Consideration..........................................   18
     Section 3.6.   Brokers and Finders..........................................................   18

IV.  COVENANTS OF STATE BANK.....................................................................   18
     Section 4.1.   Shareholder Approval and Best Efforts........................................   18
     Section 4.2.   Activities of State Bank Pending Closing.....................................   19
     Section 4.3.   Access to Properties and Records.............................................   21
     Section 4.4.   Information for Regulatory Applications......................................   21
     Section 4.5.   Attendance at Certain State Bank Meetings....................................   21
     Section 4.6.   Standstill Provision.........................................................   22
     Section 4.7.   Voting Agreement.............................................................   22
     Section 4.8.   Termination of Data Processing Contracts.....................................   22
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                                      ii
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                               TABLE OF CONTENTS
                                  (continued)

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     Section 4.9.   Environmental Investigation; Rights to Terminate Agreement...................   22

V.   COVENANTS OF BANCSHARES AND PROSPERITY......................................................   23
     Section 5.1.   Best Efforts.................................................................   24
     Section 5.2.   Information for Regulatory Applications and Proxy Solicitation...............   24
     Section 5.3.   Employee Benefit Plans.......................................................   24
     Section 5.4.   Applications.................................................................   25

VI.  MUTUAL COVENANTS OF BANCSHARES, PROSPERITY AND STATE BANK...................................   25
     Section 6.1.   Notification; Updated Disclosure Schedules...................................   25
     Section 6.2.   Confidentiality..............................................................   25

VII. CLOSING.....................................................................................   26
     Section 7.1.   Closing......................................................................   26
     Section 7.2.   Effective Time...............................................................   26

VIII. TERMINATION................................................................................   27
     Section 8.1.   Termination..................................................................   27
     Section 8.2.   Effect of Termination........................................................   28

IX.  CONDITIONS TO OBLIGATIONS OF BANCSHARES AND PROSPERITY......................................   28
     Section 9.1.   Compliance with Representations and Covenants................................   28
     Section 9.2.   Absence of Material Adverse Change...........................................   28
     Section 9.3.   Legal Opinion................................................................   28
     Section 9.4.   Releases and Resignations....................................................   29
     Section 9.5.   Equity Capital of State Bank.................................................   29

X.   CONDITIONS TO OBLIGATIONS OF STATE BANK.....................................................   29
     Section 10.1.  Compliance with Representations and Covenants................................   29
     Section 10.2.  Absence of Material Adverse Change...........................................   29
     Section 10.3.  Legal Opinion................................................................   29
     Section 10.4.  Releases.....................................................................   30

XI.  CONDITIONS TO RESPECTIVE OBLIGATIONS OF BANCSHARES, PROSPERITY AND STATE BANK...............   30
     Section 11.1. Government Approvals..........................................................   30
     Section 11.2. Shareholder Approval..........................................................   30
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                                      iii
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                               TABLE OF CONTENTS
                                  (continued)

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                                                                                                   PAGE
XII. MISCELLANEOUS...............................................................................   30
     Section 12.1.  Definitions..................................................................   30
     Section 12.2.  Non-Survival of Representations and Warranties...............................   30
     Section 12.3.  Amendments...................................................................   31
     Section 12.4.  Expenses.....................................................................   31
     Section 12.5.  Notices......................................................................   31
     Section 12.6.  Controlling Law..............................................................   32
     Section 12.7.  Headings.....................................................................   32
     Section 12.8.  Modifications or Waiver......................................................   32
     Section 12.9.  Severability.................................................................   32
     Section 12.10. Assignment...................................................................   33
     Section 12.11. Consolidation of Agreements..................................................   33
     Section 12.12. Counterparts.................................................................   33
     Section 12.13. Binding on Successors........................................................   33
     Section 12.14. Gender.......................................................................   33
     Section 12.15. Disclosures..................................................................   33
     Section 12.16. Publicity....................................................................   33

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization ("Agreement") dated as of April 26, 2002 is by and among Prosperity Bancshares, Inc., a Texas corporation ("Bancshares"), Prosperity Bank, a Texas banking association ("Prosperity") and The First State Bank, Needville, Texas, a Texas banking association ("State Bank").

     WHEREAS, State Bank desires to affiliate with Bancshares and Prosperity, and Bancshares and Prosperity desire to affiliate with State Bank in the manner provided in this Agreement; and

     WHEREAS, Bancshares, Prosperity and State Bank believe that the acquisition of State Bank by Bancshares in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and

     WHEREAS, the respective Boards of Directors of Bancshares, Prosperity and State Bank have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as set forth below.

                                  INTRODUCTION

     Following the execution of this Agreement by Bancshares, Prosperity and State Bank, Bancshares will charter and organize as a wholly-owned subsidiary an interim Texas banking association ("New Bank") solely for the purpose of consummating the merger transactions described herein. This Agreement provides for (i) the merger of New Bank with and into State Bank with State Bank as the survivor (the "Initial Merger"), all pursuant to this Agreement and a Plan of Merger by and between New Bank and State Bank, a copy of which is attached hereto as Exhibit A and all of the terms of which are incorporated herein by reference for all purposes and, immediately thereafter, (ii) the merger of State Bank with and into Prosperity with Prosperity as the survivor (the "Final Merger"), all pursuant to this Agreement and a Plan of Merger by and between State Bank and Prosperity, a copy of which is attached hereto as Exhibit B and all of the terms of which are incorporated herein by reference for all purposes. The Initial Merger and the Final Merger shall sometimes be referred to collectively as the "Mergers." In connection with the Initial Merger, Bancshares will acquire all of the issued and outstanding shares of common stock, $100.00 par value, of State Bank ("State Bank Common Stock") for an aggregate consideration as set forth in this Agreement.

                               I.   THE MERGERS

     Section 1.1. Initial Merger. New Bank shall be merged into State Bank (the resulting bank being herein referred to as the "First Surviving Bank") as of the effective time of the Initial Merger under the charter and Articles of Association of State Bank, as determined by the Texas Department of Banking ("Banking Department"), and each of the outstanding shares of common stock of New Bank shall and without any action on the part of Bancshares be canceled and be converted into shares of common stock of the First Surviving Bank. The shares of common stock of the First Surviving Bank into which such New Bank common stock is converted shall represent ownership of 100% of the issued and outstanding capital stock of the First Surviving Bank, all of which shall be owned by Bancshares.

     Section 1.2. Articles of Association, Bylaws and Facilities of First Surviving Bank. At the effective time of the Initial Merger and until thereafter amended in accordance with applicable law, the Articles of Association of the First Surviving Bank shall be the Articles of Association of State Bank as in effect at the effective time of the Initial Merger. Until altered, amended or repealed as provided therein and in the Articles of Association of the First Surviving Bank, the Bylaws of the First Surviving Bank shall be the Bylaws of State Bank as in effect at the effective time of the Initial Merger. The main office of the First Surviving Bank shall be the main office of State Bank as of the effective time of the Initial Merger, and all corporate acts, plans, policies, contracts, approvals and authorizations of State Bank and New Bank and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the effective time of the Initial Merger, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorization of the First Surviving Bank and shall be as effective and binding thereon as the same were with respect to State Bank and New Bank respectively, as of the effective time of the Initial Merger.

     Section 1.3. Effect of Initial Merger. At the effective time of the Initial Merger, the corporate existence of State Bank and New Bank shall be consolidated and continued in the First Surviving Bank, and the First Surviving Bank shall be deemed to be a continuation in entity and identity of State Bank and New Bank. All rights, franchises and interests of State Bank and New Bank, respectively, in and to any type of property and choses in action shall be transferred to and vested in the First Surviving Bank by virtue of the Initial Merger without any deed or other transfer. First Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by State Bank and New Bank, respectively, as of the effective time of the Initial Merger. As of the effective time of the Initial Merger, the directors and officers of New Bank shall become the directors and officers of First Surviving Bank.

     Section 1.4. Liabilities of the First Surviving Bank. At the effective time of the Initial Merger, the First Surviving Bank shall be liable for all liabilities of State Bank and New Bank. All deposits, debts, liabilities and obligations of State Bank and of New Bank, respectively, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of State Bank or New Bank, as the case may be, shall be those of the First Surviving Bank and shall not be released or impaired by the Initial Merger. All rights of creditors and other obligees and all liens on property of either State Bank or New Bank shall be preserved unimpaired.

     Section 1.5. Final Merger. Immediately after the effective time of the Initial Merger, the First Surviving Bank shall be merged with and into Prosperity (which, as the receiving association, is hereinafter referred to as "Continuing Bank" whenever reference is made to it at or after the Effective Time (as defined in Section 7.2 of this Agreement)) under the charter and Articles of Association of Prosperity pursuant to the provisions of, and with the effect provided in the Section 32.301 of the Texas Finance Code.

     Section 1.6. Articles of Association, Bylaws and Facilities of Continuing Bank. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Association of Continuing Bank shall be the Articles of Association of Prosperity as in effect at the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Association of Continuing Bank, the Bylaws of Continuing Bank shall be the Bylaws of Prosperity as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Bank, the main office of Continuing Bank shall be the main office of Prosperity as of the Effective Time. The established offices and facilities of the First Surviving Bank immediately prior to the Final Merger shall become established offices and facilities of the Continuing Bank. Until thereafter changed in accordance with law or the Articles of Association or Bylaws of Continuing Bank, all corporate acts, plans, policies, contracts, approvals and authorizations of the First Surviving Bank and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Bank and shall be as effective and binding thereon as the same were with respect to the First Surviving Bank and Prosperity, respectively, as of the Effective Time.

     Section 1.7. Effect of Final Merger. At the Effective Time, the corporate existence of the First Surviving Bank and Prosperity shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Bank, and Continuing Bank shall be deemed to be a continuation in entity and identity of the First Surviving Bank and Prosperity. All rights, franchises and interests of the First Surviving Bank and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Bank by virtue of such Final Merger without any deed or other transfer. Continuing Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by First Surviving Bank and Prosperity, respectively, as of the Effective Time. At the Effective Time, the directors and officers of Prosperity shall become the directors and officers of the Continuing Bank.

     Section 1.8. Liabilities of Continuing Bank. At the Effective Time of the Final Merger, Continuing Bank shall be liable for all liabilities of the First Surviving Bank and Prosperity. All deposits, debts, liabilities, obligations and contracts of the First Surviving Bank and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the First Surviving Bank or Prosperity, as the case may be, shall be those of

Continuing Bank and shall not be released or impaired by the Mergers. All rights of creditors and other obligees and all liens on property of either the First Surviving Bank or Prosperity shall be preserved unimpaired subsequent to the Mergers.

     Section 1.9. Merger Consideration. Shares of State Bank Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 1.10 of the Agreement), shall, by virtue of the Initial Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive aggregate consideration in the form of cash equal to $3,725,000.00 (the "Merger Consideration") or approximately $1,876.00 for each of the 2,000 shares of State Bank Common Stock issued and outstanding at the Effective Time, payable to the holders of record such shares of State Bank Common Stock, without interest thereon, upon surrender of the certificate representing such shares.

     Section 1.10. Dissenting Shares. Each share of State Bank Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Mergers and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the Texas Business Corporation Act ("TBCA"), is referred to herein as a "Dissenting Share." Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 1.9 of this Agreement unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

     Section 1.11.  Exchange of Shares.

     (a) Bancshares shall deposit or cause to be deposited in trust with Prosperity (the "Exchange Agent") prior to the Effective Time cash in an aggregate amount sufficient to make the cash payments pursuant to Section 1.9 hereof and to make the appropriate cash payments, if any, to holders of Dissenting Shares pursuant to Section 1.10 hereof (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall promptly make the payments of the Merger Consideration out of the Exchange Fund upon surrender of such shares. Payments to holders of Dissenting Shares shall be made as required by the TBCA. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

     (b) At least 10 business days prior to the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which represent shares of State Bank Common Stock (the "Certificates"), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. At and after the Closing (as defined herein) and upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash provided in Section 1.9 hereof in the manner described herein, and such Certificate shall forthwith be canceled. Payment will be made at Closing for shares of State Bank Common Stock if Certificates and a properly completed letter of transmittal with respect to such shares are received by the Exchange Agent at least five days prior to Closing. Payment will be made for all other shares of State Bank Common Stock within five days after the Exchange Agent's receipt of the Certificates and a properly completed letter of transmittal. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. If payment of cash is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or established to the satisfaction of Bancshares that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.11, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

     (c) After the Effective Time, the stock transfer ledger of State Bank shall be closed and there shall be no transfers on the stock transfer books of State Bank of the shares of State Bank Common Stock which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to Bancshares, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 1.11.

     (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of State Bank for six months after the Effective Time shall be paid to Bancshares, and the holders of shares of State Bank Common Stock not theretofore presented to the Exchange Agent shall look to Bancshares only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

     Section 1.12. Ratification by Shareholders. This Agreement shall be submitted to the shareholders of State Bank in accordance with applicable provisions of law and the respective Articles of Association and Bylaws of State Bank. State Bank and Bancshares shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Mergers on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), the Federal Deposit Insurance Corporation ("FDIC") and the Banking Department.

              II.   REPRESENTATIONS AND WARRANTIES OF STATE BANK

     State Bank represents and warrants to Bancshares and Prosperity that each of the statements made in this Article II are true and correct in all material respects. State Bank agrees that, at the Closing, it shall provide Bancshares with supplemental Schedules reflecting any changes in the information contained in the Schedules which have occurred in the period from the date of delivery of such Schedules to the date of Closing.

     Section 2.1.  Organization.

     (a) State Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. State Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as hereinafter defined) on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the "Condition") of State Bank.

     (b) State Bank is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and Banking Department. State Bank does not conduct any trust activities. True and complete copies of the Articles of Association and Bylaws of State Bank, as amended to date, have been delivered or made available to Bancshares.

     (c) State Bank (i) does not have any subsidiaries or affiliates, (ii) is not a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) does not know of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of State Bank.

     (d) The deposit accounts of State Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owning as of the date hereof required in connection therewith have been paid by State Bank.

     Section 2.2. Capitalization. The authorized capital stock of State Bank consists of 2,000 shares of State Bank Common Stock, all of which are issued and outstanding. All of the issued and outstanding shares of State Bank Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. There are no existing options, warrants, calls, convertible securities or commitments of any kind obligating State Bank to issue any authorized and unissued State Bank Common Stock nor does State Bank have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. There are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the State Bank Common Stock.

     Section 2.3.  Approvals; Authority.

     (a) State Bank has full corporate power and authority to execute and deliver this Agreement (and any related documents), and State Bank has full legal capacity, power and authority to perform its obligations hereunder and thereunder and to consummate the contemplated transactions.

      (b) The Board of Directors of State Bank has approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of State Bank as required by law, and, other than shareholder approval, no further corporate proceedings of State Bank are needed to execute and deliver this Agreement and consummate the Mergers. This Agreement has been duly executed and delivered by State Bank and, is a duly authorized, valid, legally binding agreement of State Bank enforceable against State Bank in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

     Section 2.4. Investments. State Bank has furnished to Bancshares a complete list, as of March 31, 2002, of all securities, including municipal bonds, owned by State Bank (the "Securities Portfolio"). Except as set forth in Schedule 2.4, all such securities are owned by State Bank (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 2.4 also discloses any entities in which the ownership interest of State Bank equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

     Section 2.5.  Financial Statements.

     (a) State Bank has furnished or made available to Bancshares true and complete copies of the Consolidated Reports of Condition and Income ("Call Reports") filed by State Bank as of December 31, 2001, 2000 and 1999, and for the years then ended, and any unaudited balance sheets as of December 31, 2001, 2000 and 1999 and the related statements of income and statements of cash flow for the years then ended together with the notes thereto. The Call Reports and the unaudited financial statements, if any, referred to in this Section 2.5 are collectively referred to in this Agreement as the "State Bank Financial Statements."

     (b) Each of the State Bank Financial Statements fairly present the financial position of State Bank and the results of its operations at the dates and for the periods indicated in conformity with regulatory accounting principles ("RAP") applied on a consistent basis.

     (c) As of the dates of the State Bank Financial Statements referred to above, State Bank did not have any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such State Bank Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Bancshares. Since December 31, 2001, there have been no material changes in the financial condition, assets, liabilities or business of State Bank, other than changes in the ordinary course of business, which individually or in the aggregate have not had a Material Adverse Effect on the Condition of State Bank.

     Section 2.6. Loan Portfolio. (i) All evidences of indebtedness in original principal amount in excess of $10,000 reflected as assets in the Bank Financial Statements as of and for the year ended December 31, 2001, were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowance for loan losses shown on the Bank Financial Statements as of and for the year ended December 31, 2001, was, and the allowance for loan losses to be shown on the Bank Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of State Bank, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of State Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) the allowance for loan losses described in clause (ii) above has been established in accordance with generally accepted accounting principles ("GAAP") as applied to banking institutions and all applicable rules and regulations; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

     Section 2.7.  Certain Loans and Related Matters.

     (a) Except as set forth in Schedule 2.7(a), State Bank is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $15,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by State Bank or any regulatory agency with supervisory jurisdiction over State Bank, should have been classified as "substandard," "doubtful," "loss," "other loans especially mentioned," "other assets especially mentioned" or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of State Bank, or any 10% or more shareholder of State Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to State Bank including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over State Bank and which violation could have a Material Adverse Effect on the Condition of State Bank.

     (b) Schedule 2.7(b) contains the "watch list of loans" of State Bank ("Watch List") as of March 31, 2002. Except as set forth in Schedule 2.7(b), to the knowledge of State Bank, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with State Bank's past practices and prudent banking principles.

     Section 2.8.  Real Property Owned or Leased.

     (a) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 2.8(a) contains a true, correct and complete list of all real property owned or leased by State Bank (the "Bank Real Property"). True and complete copies of all deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in
Schedule 2.8(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Bancshares.

     (b) No lease with respect to any Bank Real Property and no deed with respect to any Bank Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Bank Real Property. Each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the Bank or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

     (c) To the knowledge of State Bank, none of the buildings and structures located on any Bank Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Bank Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Condition of State Bank. No condemnation proceeding is pending or, to State Bank's knowledge, threatened, which would preclude or materially impair the use of any Bank Real Property in the manner in which it is currently being used.

     (d) State Bank has good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee's interest in, all Bank Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

     (e) Except as set forth in Schedule 2.8(e), all buildings and other facilities used in the business of State Bank are adequately maintained and, to State Bank's knowledge, are free from defects which could materially interfere with the current or future use of such facilities.

     Section 2.9. Personal Property. State Bank has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the "Bank Personalty"), free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Bank Personalty. Subject to ordinary wear and tear, the Bank Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

     Section 2.10. Environmental Laws. To the knowledge of State Bank, State Bank and any properties or business owned or operated by State Bank, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. State Bank has not received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws, and they are not subject to any claim or lien under any Environmental Laws. During the term of ownership by State Bank no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by State Bank, or owned, operated or leased by State Bank within the ten years preceding the date of this Agreement, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of release of any Hazardous Materials. To the knowledge of State Bank, (i) no asbestos was used in the construction of any portion of State Bank's facilities and (ii) no real property currently owned by it is, or has been, an industrial site or landfill. Bancshares and its consultants, agents and representatives shall have the right to inspect State Bank's assets for the purpose of conducting asbestos and other environmental surveys, provided that such inspection shall be at the expense of Bancshares and at such time as may be mutually agreed upon between State Bank and Bancshares.

     "Environmental Laws," as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601, et seq.; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. (S) 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. (S) 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S) 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. (S) 2601, et seq.; the Clean Air Act, 42 U.S.C. (S) 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C.
(S) 300f, et seq.

     "Hazardous Materials," as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

     Section 2.11. Litigation and Other Proceedings. There are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of State Bank, threatened before any court or administrative body in any manner against State Bank, or any of its properties or capital stock, which might have a Material Adverse Effect on the Condition of State Bank or the transactions proposed by this Agreement. State Bank does not know of any basis on which any litigation or proceeding could be brought which could have a Materially Adverse Effect on the Condition of State Bank or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. State Bank is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 2.12. Taxes. State Bank has filed with the appropriate federal, state and local governmental agencies all Tax Returns and reports required to be filed, and has paid all Taxes and assessments shown or claimed to be due. The Tax Returns as filed were correct in all respects. State Bank has not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal income Tax. State Bank is not a party to any action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any claim for assessment or collection of Taxes been asserted against State Bank. State Bank has not waived any statute of limitations with respect to any Tax or other assessment or levy, and all such Taxes and other assessments and levies which State Bank is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities to the extent due and payable, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by State Bank, as required by law.

     True and complete copies of the federal income tax returns of State Bank as filed with the Internal Revenue Service for the years ended December 31, 2001, 2000 and 1999 have been delivered or made available to Bancshares.

     For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, declaration, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 2.13.  Contracts and Commitments.

     (a) Except as set forth in Schedule 2.13, State Bank is not a party to or bound by any of the following (whether written or oral, express or implied):

         (i) employment contract or severance arrangement (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant) which is not terminable by State Bank on less than sixty (60) days' notice without payment of any amount on account of such termination;

        (ii) bonus, stock option or other employee benefit arrangement, other than any deferred compensation arrangement disclosed in Schedule 2.20 or any profit-sharing, pension or retirement plan or welfare plan disclosed in
     Schedule 2.19(a);

        (iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

        (iv) contract or commitment for capital expenditures;

        (v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred twenty (120) days' from the date of this Agreement;

        (vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

        (vii) contract, agreement or letter with respect to the management or operations of State Bank imposed by any bank regulatory authority having supervisory jurisdiction over State Bank;

        (viii) agreement, contract or indenture related to the borrowing by State Bank of money other than those entered into in the ordinary course of business;

        (ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

        (x) agreement with or extension of credit to any executive officer or director of State Bank or holder of more than ten percent (10%) of the issued and outstanding State Bank Common Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features; or

        (xi) contracts, other than the foregoing, with annual payments aggregating $10,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto or in any document delivered or referred to or described in writing by State Bank to Bancshares.

        (b) State Bank has in all material respects performed all material obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party could result in default under, any material indenture, mortgage, contract, lease or other agreement to which State Bank is a party or by which State Bank bound or under any provision of its Articles of Association or Bylaws.

     Section 2.14. Insurance. A true and complete list of all insurance policies owned or held by or on behalf of State Bank (other than credit-life policies), including policy numbers, retention levels, insurance carriers, and effective and termination dates, is set forth in Schedule 2.14. Such policies are in full force and effect and contain only standard cancellation or termination clauses. In the judgment of the Board of Directors of State Bank, such insurance policies in respect of amounts, types and risks insured are adequate to insure against risks to which State Bank and its assets are normally exposed in the operation of its business, subject to customary deductibles and policy limits.

     Section 2.15. No Conflict With Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of State Bank's Articles of Association or Bylaws or (ii) assuming all required shareholder and regulatory approvals and consents are duly obtained, will not (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to State Bank or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Bancshares or State Bank to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of State Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which State Bank is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Condition of State Bank.

     Section 2.16. Laws and Regulatory Filings. State Bank is in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having jurisdiction over State Bank, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of State Bank in connection with the execution, delivery and performance by State Bank of this Agreement and the transactions contemplated hereby or the resulting change of control of State Bank except for certain instruments necessary to consummate the Mergers contemplated hereby. State Bank has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FDIC, the Banking Department or any other regulatory authority having jurisdiction over State Bank, and such reports, registrations and statements are, to the knowledge of State Bank, true and correct in all material respects.

     Section 2.17. Absence of Certain Changes. Since December 31, 2001, State Bank has not (a) issued or sold any of its capital stock or corporate debt obligations; (b) declared or set aside or paid any dividend or made any other distribution (whether in cash, stock or property) in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of State Bank Common Stock; (c) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected any of its assets to a lien or encumbrance (other than in the ordinary course of business and other than statutory liens not yet delinquent); (d) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), other than accruals, accounts and notes payable included in the State Bank Financial Statements, accruals, accounts and notes payable incurred since December 31, 2001 in the ordinary course of business and accruals, accounts and notes payable incurred in connection with the transactions contemplated by this Agreement; (e) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (f) made any general or individual wage or salary increase (including increases in directors' or consultants' fees) other than in accordance with past practices, paid any bonus, granted or paid any perquisites such as automobile allowance, club membership or dues or other similar benefits, entered into any employment contract or made any accrual or arrangement for or payment of bonuses or special compensation of any kind or severance or termination pay to any present or former officer or salaried employee, or instituted any employee welfare, retirement or similar plan or arrangement; (g) suffered any physical damage, destruction or casualty loss, whether or not covered by insurance; (h) made any or acquiesced with any change in accounting methods, principles and practices except as may be required by GAAP; (i) excluding loan commitments made and certificates of deposit issued, entered into any contract, agreement or commitment which obligates State Bank for an amount in excess of $10,000 over the term of any such contract, agreement or commitment; or (j) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; or (k) incurred any change or any event involving a prospective change in the Condition of State Bank which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of State Bank generally, including, without limitation any change in the administrative or supervisory standing or rating of State Bank with any regulatory agency having jurisdiction over State Bank, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

     Section 2.18. Employment Relations. The relations of State Bank with its employees are satisfactory, and State Bank has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. State Bank has materially complied with all laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workman's compensation insurance and social security and similar taxes, and no person has asserted that State Bank is liable for any arrearages of wages, workman's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

     Section 2.19.  Employee Benefit Plans.

     (a) Schedule 2.19(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of State Bank that are sponsored or maintained by State Bank to which State Bank contributes or is obligated to contribute on behalf of employees or former employees of State Bank, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan.

     (b) No employee benefit plans of State Bank or its ERISA Affiliates (as defined below) (the "State Bank Plans") are "multiemployer plans" within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plans"). None of State Bank or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of State Bank, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

     (c) There does not now exist, nor, to the best knowledge State Bank, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of State Bank now or following the Closing. "Controlled Group Liability" means (i) any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations; (ii) with respect to any State Bank Plan any other material liability under Title I of ERISA or Chapter 43 or 68 of the Code, and (iii) material unfunded liabilities under any non-qualified deferred compensation plan for the benefit of any employee or former employee of State Bank.

     (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of State Bank that, individually or in the aggregate, could give rise to the payment by State Bank of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, State Bank has no liability to provide post-retirement health or life benefits to any employee or former employee of State Bank.

     (e) "ERISA Affiliates" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

     Section 2.20. Deferred Compensation Arrangements. Schedule 2.20 contains a list of all deferred compensation arrangements of State Bank, if any, including the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized.

     Section 2.21. Brokers and Finders. Neither State Bank nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement and the transactions contemplated herein.

     Section 2.22. Absence of Property Taxes and Liens. All property taxes due under the applicable provisions of the Texas Tax Code have been paid by either State Bank or the shareholders of State Bank.

     Section 2.23. Derivative Contracts. State Bank is not a party to nor has it agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Bank Financial Statements which is a financial derivative contract (including various combinations thereof) ("Derivative Contracts").

     Section 2.24. Deposits. To the knowledge of State Bank, none of the deposits of State Bank is a "brokered" deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

     Section 2.25. Accounting Controls. State Bank has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of State Bank; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with RAP consistently applied with respect to institutions such as State Bank or other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of State Bank is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of State Bank; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

     Section 2.26. Community Reinvestment Act. State Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. (S) 2901 et seq.) and all regulations promulgated thereunder, and State Bank has supplied Bancshares with copies of State Bank's current CRA Statement, all support papers therefor, all letters and written comments received by State Bank since January 1, 1998 pertaining thereto and any responses by State Bank to such comments. State Bank has a rating of "satisfactory" as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its next CRA compliance examination or why the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of State Bank under the CRA.

     Section 2.27. Securities Laws. State Bank and its officers, employees and agents are now, and at all times in the past have been, in full compliance with all applicable federal and state securities laws and any regulations promulgated thereunder. State Bank and its officers, employees and agents have complied with, and currently hold, all necessary licenses and permits required under any federal or state securities law or regulation to conduct any securities activities in which State Bank or its officers, employees, or agents are now engaged or have been engaged in the past.

     Section 2.28. Shareholders' List. State Bank has provided or made available to Bancshares as of a date within ten (10) days of the date of this Agreement a list of the holders of shares of State Bank Common Stock containing for State Bank's shareholders the names, addresses and number of shares held of record, which shareholders' list is in all respects accurate as of such date and will be updated prior to Closing.

      III.   REPRESENTATIONS AND WARRANTIES OF BANCSHARES AND PROSPERITY

     Bancshares and Prosperity represent and warrant to State Bank that the statements contained in this Article III are true and correct in all material respects as follows:

     Section 3.1. Organization. Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the Bank Holding Company Act of 1956, as amended ("BHC Act") and the Gramm-Leach-Bliley Act, subject to all laws, rules and regulations applicable to bank holding companies and financial holding companies. Prosperity Holdings, Inc. ("Delaware Company") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and a bank holding company duly registered under the BHC Act subject to all laws, rules and regulations applicable to bank holding companies. Bancshares owns 100% of the issued and outstanding common stock of Delaware Company and, indirectly through Delaware Company, 100% of the issued and outstanding capital stock of Prosperity. Prosperity is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. Prosperity is an insured bank as defined in the Federal Deposit Insurance Act. Bancshares and Prosperity have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Condition of Bancshares and Prosperity, considered as a consolidated whole.

     Section 3.2.  Approvals; Authority.

     (a) Bancshares and Prosperity each have full corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby.

     (b) The Boards of Directors of Bancshares and Prosperity have approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of Prosperity and New Bank as required by law, and, other than such shareholder approvals, no further corporate proceedings of Bancshares or Prosperity are needed to execute and deliver this Agreement and consummate the Mergers. This Agreement has been duly executed and delivered by Bancshares and Prosperity and is a duly authorized, valid, legally binding agreement of Bancshares and Prosperity enforceable against Bancshares and Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

     Section 3.3. No Conflict With Other Instruments. The execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby will not (i) violate any provision of the respective Articles of Incorporation or Association or Bylaws of Bancshares and Prosperity or (ii) assuming all required shareholder and regulatory consents and approvals are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bancshares or Prosperity or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Bancshares to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Bancshares under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Bancshares is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Condition of Bancshares.

     Section 3.4. Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Bancshares, threatened before any court or administrative body in any manner against Bancshares, or any of its properties or capital stock, which might have a Material Adverse Effect on the Condition of Bancshares or the transactions proposed by this Agreement. Bancshares knows of no basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on the Condition of Bancshares or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Bancshares is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 3.5. Ability to Pay Merger Consideration. Bancshares has available through loan commitments or internal funds cash in the amount of the Merger Consideration to be paid in cash to shareholders of State Bank as set forth in Section 1.9 hereof.

     Section 3.6. Brokers and Finders. Neither Bancshares nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement.

                         IV.   COVENANTS OF STATE BANK

     State Bank covenants and agrees with Bancshares and Prosperity as follows:

     Section 4.1. Shareholder Approval and Best Efforts. State Bank will, as soon as practicable following acceptance of Bancshares' regulatory applications for processing, take all steps under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Board of Directors of State Bank will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, unless otherwise required by their fiduciary duties under applicable law, and State Bank will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. State Bank shall provide the Proxy Statement, which shall be prepared at State Bank's expense, to Bancshares and Bancshares shall have the right to review and comment upon the Proxy Statement prior to its mailing to State Bank shareholders. If the transaction is approved by such shareholders, State Bank will take all reasonable action to aid and assist in the consummation of the Mergers, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as Bancshares reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

     Section 4.2.  Activities of State Bank Pending Closing.

     (a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect State Bank shall (i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles; (ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships; and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of State Bank, Bancshares or Prosperity Bank to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

     (b) From the date hereof to and including the Closing Date, except as required by law or regulation, as long as this Agreement remains in effect or unless Bancshares otherwise consents in writing (which consent shall not be unreasonably withheld), State Bank shall not:

        (i) make or agree to make or renew any loans or other extensions of credit to any borrower in excess of $50,000 (except (A) pursuant to commitments made prior to the date of this Agreement, (B) loans fully secured by a certificate of deposit at State Bank and (C) renewals, extensions and consolidations of any loans other than those loans listed in
     Schedule 2.7); provided, however, that State Bank shall consult and advise Bancshares in writing prior to making or renewing any loans or extensions of credit to any borrower in excess of $50,000. Bancshares shall notify State Bank in writing within three (3) business days of receipt of such notice whether Bancshares consents to such loan or extension of credit, provided that if Bancshares fails to notify State Bank with such time frame, Bancshares shall be deemed to have consented to such loan or extension of credit;

        (ii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

        (iii) open or close any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, and shall otherwise consult with and seek the advice of Bancshares with respect to basic policies relating to branching, site location and relocation;

        (iv) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 2.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

        (v) grant any severance or termination pay (other than pursuant to State Bank's policies in effect on the date hereof) to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of State Bank, either individually or as part of a class of similarly situated persons;

        (vi) cause or allow any of the things listed in Section 2.17 to occur (except with respect to Section 2.17(g), State Bank shall use its best efforts to not cause or allow any of the things listed therein to occur);

        (vii) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein;

        (viii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Bancshares of a Phase I environmental review thereof;

        (ix) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with State Bank's past practices;

        (x) establish any new subsidiary;

        (xi) voluntarily make any material change in the interest rate risk profile of State Bank from that as of December 31, 2001;

        (xii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement;

        (xiii) amend or change any provision of State Bank's Articles of Association or Bylaws;

        (xiv) make any capital expenditure which would exceed an aggregate of $10,000;

        (xv) excluding deposits, certificates of deposit, FHLB advances and borrowings consistent with past practices, undertake any additional borrowings in excess of ninety (90) days; or

        (xvi) modify any outstanding loan or acquire any loan participation, unless such modification is made in the ordinary course of business, consistent with past practice.

     Section 4.3. Access to Properties and Records. To the extent permitted by applicable law, State Bank shall (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Bancshares and Prosperity full access to the properties, books and records of State Bank in order that Bancshares may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of State Bank, and (ii) to furnish Bancshares with such additional financial and operating data and other information as to the business and properties of State Bank as Bancshares shall, from time to time, reasonably request. As soon as practicable after they become available, State Bank will deliver or make available to Bancshares all unaudited quarterly financial statements prepared for the internal use of management of State Bank and all Call Reports filed by State Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with RAP applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Bancshares will return to State Bank all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

     Section 4.4. Information for Regulatory Applications. To the extent permitted by law, State Bank will furnish Bancshares with all information concerning State Bank required for inclusion in any application, filing, statement or document to be made or filed by Bancshares or State Bank with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. State Bank represents and warrants that all information so furnished for such applications and filings shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. State Bank agrees at any time, upon the request of Bancshares, to furnish to Bancshares a written letter or statement confirming the accuracy of the information with respect to State Bank contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to State Bank contained in such document or draft was furnished by State Bank expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by State Bank expressly for use therein.

     Section 4.5. Attendance at Certain State Bank Meetings. In order to facilitate the continuing interaction of Bancshares with State Bank, and in order to keep Bancshares fully advised of all ongoing activities of State Bank, State Bank agrees to allow Bancshares to designate two representatives (who shall be officers of Prosperity), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and discount and asset liability management committees of State Bank (including, but not limited to, meetings of the officers' loan committee of State Bank). State Bank shall promptly give Bancshares prior notice by telephone of all called meetings. Such representative shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material which State Bank is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of State Bank, or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to State Bank, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of Bancshares at board meetings under this Section 4.5 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of State Bank made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to Closing, then Bancshares' designees will no longer be entitled to notice of and permission to attend such meetings.

     Section 4.6. Standstill Provision. So long as this Agreement is in effect, neither State Bank nor any of its directors or officers shall entertain, solicit or encourage any inquiries, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition, or sale of all or substantially all of the assets or any shares of capital stock of State Bank. State Bank agrees to notify Bancshares immediately of any such unsolicited acquisition proposals and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction.

     Section 4.7. Voting Agreement. State Bank acknowledges that the directors and 10% or more shareholders of State Bank as of the date hereof have agreed to vote their shares of State Bank Common Stock in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, pursuant to a Voting Agreement substantially in the form of Exhibit C to this Agreement which has been executed as of the date of this Agreement.

     Section 4.8. Termination of Data Processing Contracts. State Bank will timely take any and all actions necessary, including but not limited to notifying appropriate parties, to ensure that its current data processing contracts will not renew.

     Section 4.9.  Environmental Investigation; Rights to Terminate Agreement.

     (a) Bancshares and its consultants, agents and representatives shall have the right to the same extent that State Bank has such right, but not the obligation or responsibility, to inspect any property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling ("Environmental Inspections") at any time on or prior to thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation ("secondary investigation") including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Bancshares, Bancshares shall (i) notify State Bank of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, and (ii) conclude such secondary investigation, on or prior to sixty (60) days after the date of this Agreement. Bancshares shall give reasonable notice to State Bank of such secondary investigations, and State Bank may place reasonable time and place restrictions on such secondary investigations.

     (b) State Bank agrees to indemnify and hold harmless Bancshares for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Bancshares or its agents, to the extent such damage or injury is attributable to the negligent actions or negligent omissions of State Bank or its agents. Bancshares agrees to indemnify and hold harmless State Bank for any claims for damage to property, or injury or death to persons, to the extent attributable to the negligent actions or omissions of Bancshares or its agents in performing any Environmental Inspection or secondary investigation. Bancshares shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by State Bank and not by Bancshares. Bancshares shall make no such report prior to Closing unless required to do so by law, and in such case will give State Bank reasonable prior notice of Bancshares' intentions.

     (c) Bancshares shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Bancshares because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that would have or are reasonably likely to have a Material Adverse Effect on the Condition of State Bank; (ii) any past or present event, condition or circumstance that would require remedial or cleanup action under Environmental Laws involving an expenditure in excess of $200,000 or having a Material Adverse Effect on the Condition of State Bank; (iii) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a legal right to compel cleanup; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any property, the removal of which would have a Material Adverse Effect on the Condition of State Bank.

     (d) State Bank agrees to make available upon request to Bancshares and its consultants, agents and representatives all documents and other material relating to environmental conditions of any property including, without limitation, the results of other environmental inspections and surveys. State Bank also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Bancshares and shall be entitled to certify the same in favor of Bancshares and its consultants, agents and representatives and make all other data available to Bancshares and its consultants, agents and representatives.

                  V.   COVENANTS OF BANCSHARES AND PROSPERITY

     Bancshares and Prosperity covenant and agree with State Bank as follows:

     Section 5.1. Best Efforts. Bancshares and Prosperity will take all reasonable action to aid and assist in the consummation of the Mergers and the transactions contemplated hereby, and will use their best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

     Section 5.2. Information for Regulatory Applications and Proxy Solicitation. To the extent permitted by law, Bancshares and Prosperity will furnish State Bank with all information concerning Bancshares and Prosperity required for inclusion in (a) any application, statement or document to be made or filed by State Bank with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (b) any proxy materials to be furnished to the shareholders of State Bank in connection with their consideration of the Mergers. Bancshares and Prosperity represent and warrant that all information so furnished for such statements and applications shall, to the best of their knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Bancshares and Prosperity will indemnify and hold harmless State Bank from and against any and all losses, claims, damages, expenses or liabilities to which State Bank may become subject under applicable laws, rules and regulations and will reimburse State Bank for any legal or other expenses reasonably incurred by State Bank in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement or alleged untrue statement of a material fact contained in any such application or proxy materials or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as such statement or omission was made in reliance upon and in conformity with information expressly furnished by Bancshares in writing expressly for use therein. Bancshares and Prosperity agree, upon the request of State Bank, to furnish to State Bank a written letter or statement confirming to the best of its knowledge the accuracy of the information with respect to Bancshares and Prosperity contained in any report or other application or statement referred to in Sections 5.1 or 5.2 of this Agreement, and confirming that the information with respect to Bancshares and Prosperity contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Bancshares or Prosperity expressly for use therein.

     Section 5.3. Employee Benefit Plans. State Bank shall execute and deliver such instruments and take such other actions as Bancshares may reasonably require in order to cause the amendment or termination of any of its employee benefit plans on terms satisfactory to Bancshares and in accordance with applicable law and effective as of the Closing Date. Bancshares agrees that the employees of State Bank who continue their employment after the Closing Date (the "FSB Employees") will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Bancshares and Prosperity, in accordance with the respective terms of such plans and programs, and Bancshares shall take all actions necessary or appropriate to facilitate coverage of the FSB Employees in such plans and programs from and after the Closing Date, subject to the following:

     (a) Each FSB Employee will be entitled to credit for prior service with State Bank for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than stock option plans), sponsored by Bancshares and Prosperity to the extent State Bank sponsored a similar type of plan in which the FSB Employees participated immediately prior to the Closing Date. Any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each FSB Employee and their eligible dependents. For purposes of determining FSB Employee's benefit for the calendar year in which the Mergers occur under Bancshares' vacation program, any vacation taken by the FSB Employee immediately preceding the Closing Date for the calendar year in which the Mergers occur will be deducted from the total Bancshares vacation benefit available to such FSB Employee for such calendar year. Bancshares further agrees to credit each FSB Employee and their eligible dependents for the year during which coverage under Bancshares' group health plan begins, with any deductibles already incurred during such year, under State Bank's group health plan.

     (b) Each FSB Employee shall be entitled to credit for past service with State Bank for the purpose of satisfying any eligibility or vesting periods applicable to Bancshares' employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Bancshares' 401(k) Profit Sharing Plan).

     Section 5.4. Applications. Bancshares and Prosperity will file all necessary regulatory notices and applications not later than the 30th day after the execution of this Agreement and will provide State Bank with a copy of the non-confidential portions of notices, applications, statements or correspondence submitted to or received from regulatory authorities in connection with the Mergers.

        VI.   MUTUAL COVENANTS OF BANCSHARES, PROSPERITY AND STATE BANK

     Section 6.1. Notification; Updated Disclosure Schedules. State Bank shall give prompt notice to Bancshares, and Bancshares shall give prompt notice to State Bank, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect, including, without limitation, as a result of any change in a Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     Section 6.2. Confidentiality. Neither Bancshares nor State Bank will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral ("Subject Information") acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 8.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term "Subject Information" does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

                                VII.   CLOSING

     Section 7.1. Closing. Subject to the other provisions of this Article VII, on a mutually acceptable date ("Closing Date") as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

     (a) the receipt of shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Mergers; or

    (b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Bancshares or State Bank, pursuant to Section 11.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Bancshares and State Bank, to the consummation of the transactions contemplated herein, or such prior date as each of Bancshares and State Bank shall elect whether or not such proceeding has been brought to a conclusion.

     A meeting ("Closing") will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

     The Closing shall take place at the offices of Bracewell & Patterson, L.L.P. in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

     Section 7.2. Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of State Bank and the regulatory approvals of the Federal Reserve Board, FDIC, Banking Department and any other federal or state regulatory agency whose approval must be received in order to consummate the Mergers, the Initial Merger shall become effective, and the effective time of the Initial Merger shall occur, at the date and time specified in the certificate approving the Initial Merger to be issued by the Banking Department, and the Final Merger shall become effective, and the effective time of the Final Merger shall occur, at the date and time specified in the certificate approving the Merger to be issued by the Banking Department ("Effective Time"). It is anticipated by Bancshares and State Bank that the effective time of the Initial Merger will occur immediately prior to the Effective Time and that the Closing and the Effective Time will occur on the same day.

                              VIII.   TERMINATION

     Section 8.1.  Termination.

     (a) This Agreement may be terminated by action of the Board of Directors of Bancshares or State Bank at any time prior to the Effective Time if:

        (i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Mergers and such order, decree, ruling or other action shall have been final and non-appealable;

        (ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

        (iii) the Mergers shall not have become effective on or before October 8, 2002, the one hundred and sixty-fifth (165th) day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Bancshares and State Bank; provided, however, that the right to terminate under this Section 8.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Mergers to become effective on or before such date.

     (b) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of State Bank if (i) Bancshares shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Bancshares contained herein shall be inaccurate in any material respect or (ii) if the conditions set forth in Article X have not been met or waived by State Bank. In the event the Board of Directors of State Bank desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in
(i) above, such Board of Directors must notify Bancshares in writing of its intent to terminate stating the reason therefor. Bancshares shall have fifteen
(15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of State Bank (which approval shall not be unreasonably withheld).

     (c) This Agreement may be terminated at any time prior to the Closing by action of the Board of Directors of Bancshares if (i) State Bank shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of State Bank contained herein shall be inaccurate in any material respect, (ii) if the conditions set forth in Article IX have not been met or waived by Bancshares or
(iii) the Board of Directors of Bancshares reasonably concludes, after consulting with counsel, that Bancshares will be unable to obtain any regulatory approval required in order to consummate the Mergers or any such approval is accompanied by terms or conditions which materially and adversely impact the financial consequences of the Mergers to Bancshares. In the event the Board of Directors of Bancshares desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in (i) above, the Board of Directors must notify State Bank in writing of its intent to terminate stating the cause therefor. State Bank shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Bancshares (which approval shall not be unreasonably withheld).

     (d) This Agreement may be terminated at any time prior to the Effective Time with the mutual written consent of Bancshares and State Bank and the approval of such action by their respective Boards of Directors.

     Section 8.2. Effect of Termination. In the event of termination of this Agreement by either Bancshares or State Bank as provided in Section 8.1 or the abandonment of the Mergers without breach by any party hereto, this Agreement (other than Section 6.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing contained in this Section 8.2 shall relieve any party hereto of any liability for a breach of this Agreement.

         IX.   CONDITIONS TO OBLIGATIONS OF BANCSHARES AND PROSPERITY

     The obligations of Bancshares and Prosperity under this Agreement are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Bancshares in its sole discretion:

     Section 9.1. Compliance with Representations and Covenants. The representations and warranties made by State Bank in this Agreement must have been true in all material respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and State Bank shall have performed or complied with all covenants and conditions required by this Agreement to be performed and complied with prior to or at the Closing. Bancshares shall have been furnished with a certificate, executed by an appropriate representative of State Bank and dated as of the Closing Date, to the foregoing effect.

     Section 9.2. Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of State Bank which have, or which may be foreseen to have a Material Adverse Effect on the Condition of State Bank or the transactions contemplated hereby ("Bank Material Adverse Change"), nor shall any event have occurred which, with the lapse of time, will cause or result in a Bank Material Adverse Change; provided, however, that a Bank Material Adverse Change does not include a change with respect to, or effect on, State Bank resulting from (i) a change in law, rule, regulation or GAAP or (ii) from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact State Bank more adversely than other similarly situated financial institutions.

     Section 9.3. Legal Opinion. Bancshares shall have received an opinion of Locke Liddell & Sapp LLP, counsel to State Bank, dated as of the Closing Date, addressed to Bancshares and in form and substance satisfactory to counsel for Bancshares.

     Section 9.4. Releases and Resignations. State Bank shall have used its best efforts to have each of the directors and officers (with a title of Vice President or above as of the date hereof) of State Bank deliver to Bancshares an instrument in the form of Exhibit D dated as of the Closing Date releasing Bancshares and Prosperity from any and all claims of such directors and officers (except as described in such instrument). The directors of State Bank shall have delivered to Bancshares their respective resignations.

     Section 9.5. Equity Capital of State Bank. The Equity Capital of State Bank shall be equal to or greater than $2,100,000.00 on the last day of the calendar month immediately preceding the Closing Date. For purposes of this Agreement, "Equity Capital" shall equal the sum of the common stock, capital surplus, reserve for loan losses and retained earnings of State Bank, excluding securities gains or losses or extraordinary items, all as determined by Bancshares pursuant to GAAP.

                 X.   CONDITIONS TO OBLIGATIONS OF STATE BANK

     The obligations of State Bank under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by State Bank in its sole discretion:

     Section 10.1. Compliance with Representations and Covenants. The representations and warranties made by Bancshares and Prosperity in this Agreement must have been true in all materials respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Bancshares and Prosperity shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Bancshares and Prosperity prior to or at the Closing. State Bank shall be furnished with a certificate, executed by appropriate representatives of Bancshares and Prosperity and dated as of the Closing Date, to the foregoing effect.

     Section 10.2. Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Bancshares or Prosperity which have, or which may be foreseen to have a Material Adverse Effect on the Condition of Bancshares or Prosperity considered as a consolidated whole or the transactions contemplated hereby; provided, however, that for purposes of this Section 10.2, a Material Adverse Effect will not include a change with respect to, or effect on, Bancshares or Prosperity resulting (i) from a change in law, rule, regulation or GAAP or (ii) from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact Bancshares or Prosperity more adversely than other similarly situated financial institutions.

     Section 10.3. Legal Opinion. State Bank shall have received an opinion of Bracewell & Patterson, L.L.P., counsel to Bancshares, dated as of the Closing Date, addressed to State Bank and in form and substance satisfactory to counsel for State Bank.

     Section 10.4. Releases. Each of the directors and officers of State Bank who delivered a release agreement to Bancshares pursuant to Section 9.4, shall have received an instrument in the form of Exhibit E dated as of the Closing Date releasing such persons from any and all claims of State Bank (except as described in such instrument).

          XI.   CONDITIONS TO RESPECTIVE OBLIGATIONS OF BANCSHARES,
                           PROSPERITY AND STATE BANK

     The respective obligations of Bancshares, Prosperity and State Bank under this Agreement are subject to the satisfaction of the following conditions which may be waived by Bancshares, Prosperity and State Bank, respectively, in their sole discretion:

     Section 11.1. Government Approvals. Bancshares and Prosperity shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board and any other regulatory agency whose approval must be received in order to consummate the Mergers, which approvals shall not impose any restrictions on the operations of the Continuing Bank which are unacceptable to Bancshares, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters' rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Bancshares or State Bank may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Mergers over such objection.

     Section 11.2. Shareholder Approval. The shareholders of State Bank shall have approved this Agreement and the transactions contemplated by this Agreement.

                             XII.   MISCELLANEOUS

     Section 12.1. Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     (a) "Affiliate" means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

     (b) "Material Adverse Effect," with respect to any party shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, has or is reasonably likely to have a material adverse impact on (i) the financial position, business or results of operations or financial performance of such party and their respective subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Mergers.

     Section 12.2. Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Bancshares, Prosperity and State Bank contained in this Agreement shall terminate at the Closing, except that Sections 5.3 and 6.2 shall survive the Closing.

     Section 12.3. Amendments. This Agreement may be amended only by a writing signed by Bancshares, Prosperity and State Bank at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of State Bank pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

     Section 12.4. Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys' fees) in respect of any claim made by any party for a broker's or finder's fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification. Except as disclosed herein, Bancshares and State Bank represent and warrant to each other that neither of them, nor any of their agents, employees or representatives, has incurred any liability for any commissions or brokerage fees in connection with this transaction.

     Section 12.5. Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

     If to Bancshares and Prosperity:

          Prosperity Bancshares, Inc
          4295 San Felipe
          Houston, Texas 77027
          Fax No.:  (713) 693-9309

          Attention:  Mr. David Zalman

          With a copy to:

          Bracewell & Patterson, L.L.P.
          711 Louisiana Street, Suite 2900
          Houston, Texas  77002-2781
          Fax No.:  (713) 221-1212

          Attention:  Mr. William T. Luedke IV

          If to State Bank:

          The First State Bank
          9022 Main Street
          Needville, Texas 77461
          Fax No.:  (979) 793-5354

          Attention:  Mr. O. W. Kunkel, Jr.

          With a copy to:

          Locke Liddell & Sapp LLP
          3400 Chase Tower
          600 Travis
          Houston, Texas 77002
          Fax No.:  (713) 229-2517

          Attention:  Mr. Donald E. Wood

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

     Section 12.6. Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas and, to the extent applicable, by the laws of the United States of America.

     Section 12.7. Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

     Section 12.8. Modifications or Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

     Section 12.9. Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

     Section 12.10. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

     Section 12.11. Consolidation of Agreements. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Mergers.

     Section 12.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

     Section 12.13. Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

     Section 12.14. Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

     Section 12.15. Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto.

     Section 12.16. Publicity. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the transactions contemplated by this Agreement, the timing and content of any announcements, press releases or other public statements (whether written or oral) concerning this Agreement or the Mergers will occur upon, and be determined by, the mutual consent of Bancshares and State Bank; provided, however, that this shall not include notices required to be published pursuant to the regulatory application process.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                              PROSPERITY BANCSHARES, INC.


                              By:    /s/ David Zalman
                                    -------------------------------------------
                                    David Zalman
                                    President and Chief Executive Officer

ATTEST:


By:  /s/ H. E. Timanus, Jr.
    ------------------------
    H. E. Timanus, Jr.

                              PROSPERITY BANK


                              By:     /s/ David Zalman
                                    -------------------------------------------
                                    David Zalman
                                    Chairman of the Board

ATTEST:


By: /s/ H. E. Timanus, Jr.
   --------------------------
   H. E. Timanus, Jr.

                              THE FIRST STATE BANK


                              By:    /s/ O. W. Kunkel, Jr.
                                    -------------------------------------------
                                    O. W. Kunkel, Jr.
                                    President


            [Signature Page to Agreement and Plan of Reorganization]